Exhibit 21
Nabors Industries, Ltd. and Subsidiaries
Significant Subsidiaries

Subsidiary
Nabors Drilling International Ltd
Nabors Drilling International II Ltd
Nabors International Management Ltd
Nabors Red Lion Limited
Nabors Blue Shield Ltd.
Nabors Global Holdings II Ltd
Nabors Global Holdings Ltd
Nabors Malta Holding Company Ltd.
Nabors Hungary Kft
Nabors Finance Holdings S.a.r.l.
Nabors International Finance Inc
Nabors Industries Inc.
Yellow Deer Investments Corp
Nabors Holding Company
Nabors Diamond Holdings, Inc
Nabors Drilling USA, LP
Nabors Well Services Co.